Exhibit 5.1

February 28, 2025

Re:

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

Ladies and Gentlemen:

Comcast Corporation, a Pennsylvania corporation (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of (i) shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”); (ii) shares of the Company’s preferred stock, without par value (the “Preferred Stock”); (iii) the Company’s senior debt securities (the “Debt Securities”), which may be fully and unconditionally guaranteed by each of NBCUniversal Media, LLC and Comcast Cable Communications, LLC (together, the “Guarantors”); (iv) warrants (the “Warrants”), which may be issued pursuant to a warrant agreement (the “Warrant Agreement”) between the Company and the warrant agent to be named therein; (v) purchase contracts (the “Purchase Contracts”) which may be issued under one or more purchase contract agreements (each, a “Purchase Contract Agreement”) to be entered into between the Company and the purchase contract agent to be named therein (the “Purchase Contract Agent”) requiring the holders thereof to purchase or sell (A) the Company’s securities or securities of an entity unaffiliated or affiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above, (B) currencies or composite currencies or (C) commodities; (vi) units (the “Units”) consisting of Debt Securities, Warrants, Purchase Contracts, Preferred Stock or Class A Common Stock or any combination of the foregoing to be issued under one or more unit agreements to be entered into among the Company, a bank or trust company, as unit agent (the “Unit Agent”), and the holders from time to time of the Units (each such unit agreement, a “Unit Agreement”); (vii) guarantees (the “Guarantees”) of the Debt Securities by the Guarantors; and (viii) guarantees (the “Additional Guarantees”) of Warrants, Purchase Contracts and Units or any combination of the foregoing by the Guarantors to be issued under one or more guarantee agreements (each, a “Guarantee Agreement”) to be entered into by the Guarantors. The Debt Securities, Preferred Stock, Class A Common Stock, Warrants, Purchase Contracts, Units, Guarantees and Additional Guarantees are herein collectively referred to as the “Securities.” The Debt Securities and the Preferred Stock may be convertible and/or exchangeable for Securities or other securities or rights. The Debt Securities are to be issued pursuant to an indenture dated September 18, 2013, (the “Base Indenture”) by and among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of November 17, 2015 (the “First Supplemental Indenture”) and by the Second Supplemental Indenture dated as of July 29, 2022 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), among the Company, the guarantors named therein, and the Trustee, as may be further amended and supplemented from time to time. The Company may offer Depositary Shares (the “Depositary Shares”) representing interests in Preferred Stock deposited with a Depositary and evidenced by Depositary Receipts, and such Depositary Shares are also covered by the Registration Statement.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, I advise you that, in my opinion:

1. When the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Class A Common Stock proposed to be sold by the Company, and when such shares of Class A Common Stock are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefor (in an amount not less than the par value thereof) or upon conversion or exercise of any security offered under the Registration Statement (the “Offered Security”), in accordance with the terms of such Offered Security or the instrument governing such Offered Security providing for such conversion or exercise as approved by the Board of Directors, for the consideration approved by the Board of Directors (which consideration is not less than the par value of the Class A Common Stock), such shares of Class A Common Stock will be validly issued, fully-paid and non-assessable.

2. Upon designation of the relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company and proper filing with the Secretary of State of the Commonwealth of Pennsylvania of a Certificate of Designations relating to such series of Preferred Stock, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefor or upon conversion in accordance with the terms of any other Security that has been duly authorized, issued, paid for and delivered, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

3. When Depositary Shares evidenced by Depositary Receipts are issued and delivered in accordance with the terms of a Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable shares of Preferred Stock, such Depositary Shares will entitle the holders thereof to the rights specified in the Deposit Agreement.

4. The Indenture has been duly authorized, executed and delivered by the Company.

In connection with my opinions expressed above, I have assumed that, at or prior to the time of the delivery of any such Security, (i) the Board of Directors shall have duly established the terms of such Security; (ii) the Company is, and shall remain, validly subsisting as a corporation in good standing under the laws of the Commonwealth of Pennsylvania; (iii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; (iv) the Indentures and the Debt Securities are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company); and (v) there shall not have occurred any change in law affecting the validity or enforceability of such Security. I have also assumed that none of the terms of any Security to be established subsequent to the date hereof, nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

I am a member of the Bar of the Commonwealth of Pennsylvania and the foregoing opinion is limited to the laws of the Commonwealth of Pennsylvania.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to my name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

By:	/s/ Elizabeth Wideman
	Name:	Elizabeth Wideman
	Title:	Senior Vice President, Senior Deputy General Counsel and Assistant Secretary